Exhibit 4.57

Debt Transfer and Offset Agreement

This Agreement is executed on February 6, 2025 by and among:

(a)
The Creditor: Beijing Chezhiying Technology Co., Ltd. (hereinafter referred to as “Chezhiying");
(b)
The Transferor: Long Quan ("Long Quan”), ID No.: ******;
(c)
The Transferee: Wu Tao ("Wu Tao”), ID No.: ******.

Whereas,

(1)
Chezhiying and Long Quan executed a Loan Agreement dated January 28, 2024 (the “Loan Agreement”) in respect of the loan of RMB 5,000,000 provided by Chezhiying to Long Quan;
(2)
Long Quan intends to transfer to Wu Tao, and Wu Tao agrees to accept, all debts and all of its rights and obligations under the Loan Agreement as described in above (1);
(3)
The registered capital of Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (hereinafter referred to as the "Target Company”)is RMB 10,000,000, of which Long Quan contributed RMB 5,000,000, accounting for 50% of the total; On February 6, 2025, Long Quan executed an Equity Interest Purchase Agreement with Wu Tao in respect of sale of 50% equity interests in the Target Company (hereinafter referred to as the "Equity Interest Purchase Agreement"). Wu Tao shall purchase the 50% equity interests in the Target Company according to the directions of Chezhiying. Pursuant to the provisions of the Equity Interest Purchase Agreement, Wu Tao shall pay Long Quan the equity interest sale price that has not been paid yet (the “Sale Price”). Long Quan intends to offset the Sale Price against the debts owed by Long Quan to Wu Tao hereunder according to the following provisions; and
(4)
Any currency as referred to herein shall mean RMB, except as otherwise specified.

NOW THEREFORE, in accordance with applicable laws and regulations and through amicable consultation, the Parties hereby enter into this Agreement as below:

Clause 1 Transfer of Debts

1.1
Long Quan agrees to transfer to Wu Tao, and Wu Tao agrees to accept, the debt of RMB 5,000,000 owed by Long Quan to Chezhiying (the “Debt Transfer”).

After the consummation of the Debt Transfer, Long Quan shall owe the debt of RMB 5,000,000 to Wu Tao.

1.2
Chezhiying acknowledges and agrees to the Debt Transfer.
1.3
After the consummation of the Debt Transfer, Long Quan shall no longer owe any debt to Chezhiying; Wu Tao shall owe the debt of RMB 5,000,000 in total to Chezhiying.

Clause 2 Transfer of Rights and Obligations

2.1
In addition to the Debt Transfer under Clause 1 hereof, Long Quan agrees to transfer to Wu Tao, and Wu Tao agrees to accept, all rights and obligations of Long Quan under the Loan Agreement.
2.2
Chezhiying acknowledges and agrees to the transfer of rights and obligations.
2.3
Chezhiying and Wu Tao agree to enter into the Loan Agreement to agree on matters such as Chezhiying’s claims against Wu Tao and relevant rights and obligations.

Clause 3 Offset of Debts

3.1
Pursuant to the provisions of the Equity Interest Purchase Agreement, Wu Tao shall pay to Long Quan the equity interest sale price of RMB 5,000,000. The Sale Price has not been paid.
3.2
It is acknowledged and agreed by Long Quan that, the debts owed by Long Quan to Wu Tao shall be offset against the Sale Price payable by Wu Tao to Long Quan under the Equity Interest Purchase Agreement.
3.3
It is acknowledged by the Parties, the Sale Price under the Equity Interest Purchase Agreement shall be the amounts net of tax. Any taxes or levies (if any) imposed with respect to the Sale Price shall be borne by Chezhiying, instead of the sellers of the equity interests. Chezhiying shall be responsible for communicating with the competent taxation authorities and paying the relevant taxes as requested by taxation authorities, and shall assist the sellers of equity interests to obtain the receipts of tax payment.

Clause 4 Liabilities for Breach of Contract

If any party fails to perform or materially breaches any provision contained herein, he or she shall indemnify the non-breaching parties for any loss caused thereby, and, except as otherwise agreed in this Agreement, the non-breaching parties may terminate this Agreement and claim against the breaching party.

Clause 5 Dispute Resolution

This Agreement shall be governed by and construed in accordance with the applicable laws of the People's Republic of China.

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through amicable consultation, failing which, a lawsuit may be brought with the competent court having jurisdiction.

Clause 6 Miscellaneous

6.1
This Agreement shall be executed in four originals, of which each party and the Target Company shall keep one respectively.
6.2
This Agreement shall become effective immediately after it is sealed (in case of a corporate body) or signed (in case of a natural person) by each party.

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(Signature Page of the Debt Transfer and Offset Agreement)

Beijing Chezhiying Technologies Co., Ltd.

Company Seal: /s/ Beijing Chezhiying Technologies Co., Ltd.

(Signature Page of the Debt Transfer and Offset Agreement)

Long Quan

/s/ Long Quan

(Signature Page of the Debt Transfer and Offset Agreement)

Wu Tao

/s/ Wu Tao